Filed Pursuant to Rule 433
Registration No. 333-134553

15YR NC 1YR Lehman Steepener

Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	Moody’s A1/ S&P A+/ Fitch A+

Issue Size:	$13,000,000

Issue Price:	Variable Price Offer

Redemption Price:	100.0%

CUSIP:	52517PR45

Trade Date	January 2, 2007

Settlement Date:	January 25, 2007

Maturity Date:	January 25, 2022, subject to Optional Redemption

Interest Rate:

From and including the Settlement Date to but excluding January 25, 2008: 10.0%

From and including January 25, 2008, to but excluding the Maturity Date:

50 * (30yr CMS Rate — 10yr CMS Rate), subject to a minimum of 0%

Day Count Basis:	30/360

Interest Payment Dates:	Quarterly on the 25th of January, April, July and October commencing April 25, 2007, subject to Optional Redemption

Interest Reset Dates:

Quarterly on the 25th of January, April, July and October commencing January 25, 2008, for the period commencing on and including such Interest Reset Date to but excluding the next succeeding Interest Payment Date, determined on the related Interest Determination Date

Interest Determination Dates:	Two Business Days prior to the related Interest Reset Date

30yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

10yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

If the 30yr CMS Rate or the 10yr CMS Rate does not appear on Reuters Screen ISDAFIX1 on any Interest Determination Date, the rate for the related Interest Reset Date shall be determined on such Interest Determination Date as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006.

Business Days:	New York and London

Optional Redemption:

The Issuer has the right on every Interest Payment Date commencing on or after January 25, 2008, provided that the Issuer gives 5 Business Days notice to the investor, to call the Notes at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Business Day Convention:	Modified following, unadjusted

Denominations:	$1,000 / $1,000

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

United States Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I.

Historical Levels of the 30yr CMS Rate and 10yr CMS Rate

The following shows the 30yr CMS Rate and the 10yr CMS Rate in effect on the Trade Date and on the hypothetical Interest Reset Dates listed below. The historical experience of the 30yr CMS Rate and 10yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 10yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate and 10yr CMS Rate make the Notes’ effective interest rate after January 25, 2008, difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical			30yr CMS Rate –
Interest Reset	30yr CMS Rate	10yr CMS Rate	10yr CMS Rate
Dates	(in %)	(in %)	(in %)
1/3/2007	5.297	5.160	0.137
10/25/2006	5.442	5.308	0.134
7/25/2006	5.728	5.643	0.085
4/25/2006	5.725	5.584	0.141
1/25/2006	5.133	4.99	0.143
10/25/2005	5.213	4.998	0.215
7/25/2005	4.947	4.689	0.258
4/25/2005	5.031	4.691	0.34
1/25/2005	5.055	4.567	0.488
10/25/2004	5.089	4.393	0.696
7/26/2004	5.575	4.965	0.61
4/26/2004	5.544	4.887	0.657
1/26/2004	5.308	4.522	0.786
10/27/2003	5.426	4.681	0.745
7/25/2003	5.421	4.596	0.825
4/25/2003	5.078	4.256	0.822
1/27/2003	5.257	4.414	0.843
10/25/2002	5.499	4.69	0.809
7/25/2002	5.796	5.008	0.788
4/25/2002	6.128	5.672	0.456
1/25/2002	6.141	5.785	0.356
10/25/2001	5.789	5.188	0.601
7/25/2001	6.328	5.989	0.339
4/25/2001	6.534	6.108	0.426
1/25/2001	6.41	6.155	0.255
10/25/2000	6.853	6.786	0.067
7/25/2000	7.18	7.237	-0.057
4/25/2000	7.291	7.308	-0.017
1/25/2000	7.484	7.406	0.078
10/25/1999	7.262	7.107	0.155
7/26/1999	6.984	6.857	0.127
4/26/1999	6.232	5.968	0.264
1/25/1999	5.801	5.452	0.349
10/26/1998	5.92	5.512	0.408
7/27/1998	6.143	6.023	0.12
4/27/1998	6.442	6.28	0.162
1/26/1998	6.281	6.099	0.182
10/27/1997	6.617	6.408	0.209
7/25/1997	6.784	6.572	0.212
4/25/1997	7.47	7.295	0.175
1/27/1997	7.267	7.004	0.263

Hypothetical			30yr CMS Rate –
Interest Reset	30yr CMS Rate	10yr CMS Rate	10yr CMS Rate
Dates	(in %)	(in %)	(in %)
10/25/1996	7.167	6.863	0.304
7/25/1996	7.425	7.229	0.196
4/25/1996	7.235	6.992	0.243
1/25/1996	6.493	6.081	0.412
10/25/1995	6.734	6.388	0.346
7/25/1995	7.278	6.81	0.468
4/25/1995	7.786	7.384	0.402
1/25/1995	8.376	8.209	0.167
10/25/1994	8.604	8.248	0.356
7/25/1994	8.108	7.622	0.486
4/25/1994	7.722	7.267	0.455
1/25/1994	6.987	6.012	0.975
10/25/1993	6.71	5.82	0.89
7/26/1993	7.343	6.252	1.091
4/26/1993	7.711	6.29	1.421
1/25/1993	7.568	6.817	0.751
10/26/1992	8.083	7.25	0.833
7/27/1992	7.893	7.041	0.852